                                                                    EXHIBIT 12.1



          NIKE, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                              YEAR ENDED MAY 31,
                                                                  -------------------------------------------
                                                                    2002               2001           2000
                                                                  ---------        ---------        ---------
                                                                                 (IN MILLIONS)
Net income .....................................................  $   663.3        $   589.7        $   579.1
Income taxes ...................................................      349.0            331.7            340.1
Cumulative change in accounting principle ......................        5.0               --               --
                                                                  ---------        ---------        ---------
          Income before income taxes and cumulative change .....    1,017.3            921.4            919.2
                                                                  =========        =========        =========
Add fixed charges
  Interest expense(A) ..........................................       49.3             67.1             49.8
  Interest component of leases(B) ..............................       53.3             50.7             48.5
                                                                  ---------        ---------        ---------
          Total fixed charges ..................................      102.6            117.8             98.3
                                                                  ---------        ---------        ---------
Earnings before income taxes and fixed charges(C) ..............  $ 1,118.2        $ 1,030.8        $ 1,012.7
                                                                  =========        =========        =========
Ratio of earnings to total fixed charges .......................      10.90             8.75            10.30
                                                                  =========        =========        =========
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(A)      Interest expense includes interest both expensed and capitalized.

(B) Interest component of leases includes one-third of rental expense, which approximates the interest component of operating leases.

(C) Earnings before income taxes and fixed charges is exclusive of capitalized interest.